Exhibit 99.1

July 14, 2009

Gentlemen;

In response to your decision today to pursue the Sajan acquisition I hereby tender my resignation as President, CEO and CFO of MathStar and also my position on the Board of Directors, effective immediately. I am disappointed by the actions you took regarding Sajan and by your rejection of the plan I have presented to restart MathStar based on Video Encoding technology.

Further, I do not believe the proposed Sajan acquisition is in the best interest of MathStar shareholders. I do not believe that Sajan, or the advisors hired to do the due diligence, have presented a business plan that warrants committing over $13 million of cash, nearly half of which will not remain in the combined company but will be distributed to the current Sajan shareholders. In addition the newly issued shares will result in nearly a 50% dilution of the equity currently held by MathStar shareholders.

Douglas M. Pihl